Filed Pursuant to Rule 433
Registration No. 333-202584

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due October 5, 2020

Term Sheet to Pricing Supplement dated March 31, 2017

Summary of terms		Investment description

Issuer	Canadian Imperial Bank of Commerce

•                  Linked to the Energy Select Sector SPDR® Fund

•                  Unlike ordinary debt securities, the securities do not pay interest at a specified rate or repay a fixed amount of principal at maturity. Instead, the securities provide for a Redemption Amount that may be greater than, equal to or less than the Principal Amount of the securities, depending on the performance of the Fund from the Starting Price to the Ending Price.

The Redemption Amount will reflect the following terms:

If the price of the Fund increases:

You will receive the Principal Amount plus 170% participation in the upside performance of the Fund, subject to a maximum total return at maturity of 33% of the Principal Amount

If the price of the Fund decreases, but the decrease is not more than 15%, or equals the Starting Price:

You will be repaid the Principal Amount

If the price of the Fund decreases by more than 15%:

You will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of 15%

•                  Investors may lose up to 85% of the Principal Amount

•                  All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce, and you will have no ability to pursue the Fund or the securities held by the Fund for payment; if the Issuer defaults on its obligations, you could lose some or all of your investment

•                  No periodic interest payments or dividends

•                  No exchange listing; designed to be held to maturity

Term	Approximately 3.5 years
Market Measure	Energy Select Sector SPDR® Fund (XLE) (the “Fund”)
Pricing Date	March 31, 2017
Issue Date	April 5, 2017
Principal Amount	$1,000 per security (100% of par)
Redemption Amount	See “How the Redemption Amount is calculated” on page 3 of this term sheet
Stated Maturity Date	October 5, 2020
Starting Price	$69.90, the fund closing price of the Fund on the Pricing Date
Ending Price	The fund closing price of the Fund on the Calculation Date
Capped Value	133% of the Principal Amount ($1,330.00 per security)
Threshold Price	$59.415, 85.00% of the Starting Price
Participation Rate	170%
Calculation Date	September 28, 2020
Calculation Agent	Canadian Imperial Bank of Commerce
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Commission	3.41%; dealers including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of up to 2.00% and WFA will receive a distribution expense fee of 0.075%
CUSIP	13605WCL3

The Issuer’s estimated value of the securities on the pricing date, based on the Issuer’s internal pricing models, is $932.80 per security. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying pricing supplement.

Investing in the securities involves significant risks. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement, the accompanying prospectus supplement and prospectus.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on a Capped Value of 133% or $1,330.00 per security, a participation rate of 170% and a Threshold Price equal to 85% of the Starting Price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Price and whether you hold your securities to maturity.

Hypothetical returns

Hypothetical Ending Price	Hypothetical Percentage Change From the Starting Price to the Hypothetical Ending Price	Hypothetical Redemption Amount Payable At Stated Maturity Per Security(1)	Hypothetical Pre-Tax Total Rate of Return	Hypothetical Pre-Tax Annualized Rate of Return(2)
$122.33	75.00%	$1,330.00	33.00%	8.31%
$104.85	50.00%	$1,330.00	33.00%	8.31%
$94.37	35.00%	$1,330.00	33.00%	8.31%
$90.87	30.00%	$1,330.00	33.00%	8.31%
$83.88	20.00%	$1,330.00	33.00%	8.31%
$76.89	10.00%	$1,170.00	17.00%	4.53%
$73.40	5.00%	$1,085.00	8.50%	2.34%
$69.90(3)	0.00%	$1,000.00	0.00%	0.00%
$66.41	-5.00%	$1,000.00	0.00%	0.00%
$62.91	-10.00%	$1,000.00	0.00%	0.00%
$59.42	-15.00%	$1,000.00	0.00%	0.00%
$55.92	-20.00%	$950.00	-5.00%	-1.46%
$52.43	-25.00%	$900.00	-10.00%	-2.98%
$34.95	-50.00%	$650.00	-35.00%	-11.92%
$17.48	-75.00%	$400.00	-60.00%	-24.51%
$0.00	-100.00%	$150.00	-85.00%	-47.43%

(1) Reflects the Capped Value of 133%, or $1,330.00 per security.

(2) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(3) The Starting Price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive on the Stated Maturity Date and the resulting pre-tax rates of return will depend on the actual Ending Price.

How the Redemption Amount is calculated

The Redemption Amount will be determined as follows:

•                If the Ending Price is greater than the Starting Price, the Redemption Amount will be equal to the lesser of:

(i)             $1,000 plus

(ii)          the Capped Value

•                If the Ending Price is less than or equal to the Starting Price, but greater than or equal to the Threshold Price, the Redemption Amount will be equal to $1,000

•                If the Ending Price is less than the Threshold Price, the Redemption Amount will be equal to $1,000 minus

In such a case, you will lose up to 85% of your Principal Amount.

Energy Select Sector SPDR® Fund daily closing prices*

*The graph above sets forth the daily closing prices of the Fund for the period from January 1, 2007 to March 31, 2017. The closing price on March 31, 2017 was $69.90. The historical performance of the Fund is not an indication of the future performance of the Fund during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, the prospectus supplement and prospectus. Please review those risk disclosures carefully.

•                  If The Ending Price Is Less Than The Threshold Price, You Will Receive At Maturity Less, And Up To 85% Less, Than The Principal Amount Of Your Securities.

•                  An Investment Linked To The Shares Of The Fund Is Different From An Investment Linked To The Underlying Index.

•                  Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The

Fund.

•                  Your Return On The Securities Could Be Less Than If You Owned Shares Of The Fund Or The Securities Composing The Underlying Index.

•                  No Periodic Interest Will Be Paid On The Securities.

•                  The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

•                  The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•                  The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•                  Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.

•                  Our Estimated Value Of The Securities Is Lower Than The Principal Amount Of The Securities.

•                  Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

•                  Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

•                  The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•                  Historical Prices Of The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.

•                  An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks In The Energy Sector.

•                  The Fund May Not Be Representative Of An Investment In The Energy Sector.

•                  Changes That Affect The Fund Or The Underlying Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

•                  We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.

•                  We, Wells Fargo Securities, And Our Respective Affiliates Have No Affiliation With The Sponsor Of The Fund Or The Publisher Of The Underlying Index And Have Not Independently Verified Their Public Disclosure Of Information.

•                  You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Fund.

•                  The Stated Maturity Date May Be Postponed In Certain Circumstances.

•                  We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

•                  Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

•                  The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

•                  There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

•                  The Amount You Receive On The Securities Will Depend Upon The Performance Of The Fund And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Prospectus Supplement, where “indexed notes” means notes whose value is linked to an underlying property or index, such as the Fund:

•                  The Issuer of a Security or Currency That Comprises an Index Could Take Actions That May Adversely Affect an Indexed Note.

•                  Investors in Indexed Notes Will Have No Ownership of the Underlying Securities.

•                  An Index to Which a Note Is Linked Could Be Changed or Become Unavailable.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the principal amount of the securities. Canadian Imperial Bank of Commerce, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

“S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies, Inc. (“McGraw-Hill”). The securities are not sponsored, endorsed, sold, or promoted by S&P, McGraw-Hill, the Select Sector SPDR® Trust (the

“Trust”), or SSgA Funds Management, Inc. (“SSgA FM”). S&P, McGraw-Hill, the Trust, and SSgA FM make no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the Securities. S&P, McGraw-Hill, the Trust, and SSgA FM have no obligation or liability in connection with the operation, marketing, trading or sale of the securities.